EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CYPRESS SEMICONDUCTOR CORPORATION

SUMMER ACQUISITION CORPORATION,

SMaL CAMERA TECHNOLOGIES, INC.,

AND WITH RESPECT TO ARTICLES VII AND IX ONLY:

U.S. BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT

AND ALLAN THYGESEN, AS SECURITYHOLDER AGENT

Dated as of February 11, 2005

EXECUTION COPY

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EXECUTION COPY

TABLE OF CONTENTS
(continued)

Page
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME	12

4.1 Conduct of Business of the Company	12
4.2 No Solicitation	12

ARTICLE V ADDITIONAL AGREEMENTS	12

5.1 Additional Stockholder Approval	12
5.2 Access to Information	12
5.3 Confidentiality	12
5.4 Expenses	12
5.5 Public Disclosure	12
5.6 Consents; Notices	12
5.7 FIRPTA Compliance	12
5.8 Reasonable Efforts	12
5.9 Notification of Certain Matters	12
5.10 Additional Documents and Further Assurances	12
5.11 Termination of Company Employee Plans	12
5.12 Resignations	12
5.13 Spreadsheet	12
5.14 No Liability for New Employees	12
5.15 Company Warrants	12
5.16 Certificate Amendment	12
5.17 Employee Releases	12

ARTICLE VI CONDITIONS TO THE MERGER	12

6.1 Conditions to Obligations of Each Party to Effect the Merger	12
6.2 Additional Conditions to Obligations of the Company	12
6.3 Additional Conditions to the Obligations of Parent and Merger Sub	12

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW	12

7.1 Survival of Representations and Warranties	12
7.2 Escrow Arrangements	12
7.3 Exclusive Remedy	12

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER	12

8.1 Termination	12
8.2 Effect of Termination	12
8.3 Amendment	12
8.4 Extension; Waiver	12

ARTICLE IX GENERAL PROVISIONS	12

9.1 Notices	12
9.2 Interpretation	12
9.3 Counterparts	12

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EXECUTION COPY

TABLE OF CONTENTS
(continued)

Page
9.4 Entire Agreement; Assignment	12
9.5 Severability	12
9.6 Other Remedies	12
9.7 Governing Law; Jurisdiction, Venue and Process	12
9.8 Rules of Construction	12

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EXECUTION COPY

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit	Description
Exhibit A	Certificate of Amendment to Certificate of Incorporation
Exhibit B	Stockholder Written Consent
Exhibit C-1	Form A of Noncompetition Agreement
Exhibit C-2	Form B of Noncompetition Agreement
Exhibit D	Certificate of Merger
Exhibit E	Cash Bonus Retention Plan
Exhibit F	Form of Release of Claims
Exhibit G	Legal Opinion of Company Counsel

SCHEDULES

Schedule	Description
Schedule 2.11(x)	Proprietary Rights and Confidentiality Agreement
Schedule 4.1	Conduct of Business of the Company Prior to the Effective Time
Schedule 6.3(g)	Parties Executing Noncompetition Agreements
Schedule 6.3(l)	Third Party Consents

COMPANY DISCLOSURE LETTER

Section	Description
Section 2.1	Organization of the Company
Section 2.2(a)	Company Capital Stock
Section 2.2(b)	Agreements Relating to Repurchase of Common Stock
Section 2.2(b)(i)	Company’s Options and Warrants
Section 2.2(b)(ii)	Company Restricted Stock
Section 2.3	Subsidiaries
Section 2.4	Authority
Section 2.5	Company Financials
Section 2.6	Undisclosed Liabilities
Section 2.7	Changes
Section 2.8(b)	Tax Returns and Audits
Section 2.9	Restrictions on Business Activities
Section 2.10(a)	Real Property
Section 2.10(b)	Condition of Real Property
Section 2.11(b)	Company Registered Intellectual Property
Section 2.11(c)	Mask Works
Section 2.11(d)	Company Products

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Section 2.11(e)	IP Rights
Section 2.11(f)	IP Assignment Agreements
Section 2.11(g)(i)	Third Party Licensing
Section 2.11(g)(ii)	IP Disclosure or Contribution
Section 2.11(h)	Third Party IP
Section 2.11(i)(i)	Contracts and Licenses Relating to IP
Section 2.11(i)(ii)	Other IP Licenses
Section 2.11(j)	IP Licenses and Contracts including Indemnity or Related Provisions
Section 2.11(k)	Infringement of Third Party IP
Section 2.11(l)(i)	Actions to be Taken Within 120 Days
Section 2.11(l)(ii)	Unregistered Copyrights
Section 2.11(o)	Form of Proprietary Information, Confidentiality and Invention Assignment Agreement
Section 2.11(r)	Third Party Infringement
Section 2.11(s)	Software, Freeware and Shareware
Section 2.11(u)	Protection of IP
Section 2.11(v)	Open Source IP
Section 2.11(w)	Company Product Faults
Section 2.12(a)	Contracts
Section 2.12(b)	Key Contracts
Section 2.15	Litigation
Section 2.16	Insurance
Section 2.18(b)	Condition of Property- Environmental
Section 2.18(d)	Environmental Permits
Section 2.18(f)	Disposal Sites
Section 2.19	Third Party Expenses
Section 2.20(b)	Company Employee Plans and Employee Agreements
Section 2.20(i)	Employment Offers
Section 2.21	Warranties; Indemnities
Section 2.23(a)	Accounts Receivable
Section 2.23(c)	Backlog

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EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 11, 2005, by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), Summer Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), SMaL Camera Technologies, Inc., a Delaware corporation (the “Company”), U.S. Bank, National Association (the “Escrow Agent”) and Allan Thygesen (the “Securityholder Agent”) (the Escrow Agent and the Securityholder Agent being signatories with respect to Article VII and Article IX hereof only).

RECITALS

     A. The boards of directors of each of the Company, Parent and Merger Sub believe it is advisable and in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of the Company and Merger Sub (the “Merger”) in accordance with the terms and conditions of this Agreement and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash consideration, some of which will be paid at closing of the Merger and the remainder of which may be paid (if at all) in the future based on the satisfaction of certain conditions.

     C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

     D. Prior to the execution and delivery of this Agreement by the Company, the Company has obtained the approval of the Merger, this Agreement and the transactions contemplated hereby, including the amendment of the Company’s Certificate of Incorporation in the form attached hereto as Exhibit A (the “Certificate Amendment”) by its stockholders pursuant to an Action by Written Consent, in the form attached hereto as Exhibit B (the “Stockholder Written Consent”), signed by those stockholders of the Company who together constitute holders of a majority of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted-to-common-stock basis, and holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted-to-common-stock basis (the “Sufficient Stockholder Vote”), pursuant to and in strict accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), and the Certificate of Incorporation and Bylaws of the Company.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain key employee stockholders and key consultant stockholders of the Company are entering into non-competition and non-solicitation agreements with Parent in substantially the forms attached hereto as Exhibit C-1 and Exhibit C-2 hereto (the “Noncompetition Agreements”).

     F. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger.

     At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

     1.2 Effective Time.

     Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. California time as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are not to be satisfied or waived until the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”) with the Delaware Secretary of State, in accordance with the applicable provisions of Delaware Law (the time of filing with the Delaware Secretary of State being referred to herein as the “Effective Time”).

     1.3 Effect of the Merger.

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws

     (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that Article I thereof shall read “The name of this corporation is SMaL Camera Technologies, Inc.”) until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation.

     (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.5 Directors and Officers.

     Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.6 Merger Consideration

          (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          “Common Aggregate Cash Amount” shall mean an amount in cash equal to eight million five hundred thousand dollars ($8,500,000).

          “Common Per Share Cash Amount” shall mean an amount in cash equal to (i) the Common Aggregate Cash Amount divided by (ii) the Total Outstanding Common Shares.

          “Company Capital Stock” shall mean the shares of capital stock of the Company, including the Company Common Stock and the Company Preferred Stock.

          “Company Common Stock” shall mean shares of common stock of the Company, par value $0.01 per share.

          “Company Convertible Securities” shall mean Company Options, Company Warrants and any other rights (other than Company Preferred Stock) to acquire or receive shares of Company Capital Stock.

          “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire newly issued shares of Company Capital Stock, whether vested or not, but shall not include Company Warrants.

          “Company Preferred Stock” shall mean shares of Company Series A Stock, Company Series B Stock and Company Series C Stock.

          “Company Restricted Stock” shall mean any shares of Company Capital Stock that are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other agreement with the Company.

          “Company Series A Stock” shall mean shares of Series A Convertible Preferred Stock of the Company, $0.01 par value per share.

          “Company Series B Stock” shall mean shares of Series B Convertible Preferred Stock of the Company, $0.01 par value per share.

          “Company Series C Stock” shall mean shares of Series C Convertible Preferred Stock of the Company, $0.01 par value per share.

          “Company Stockholders” shall mean holders of any shares of Company Capital Stock immediately prior to the Effective Time.

          “Company Warrants” shall mean all outstanding warrants to purchase or otherwise acquire newly issued shares of Company Capital Stock, whether or not vested, but shall not include Company Options.

          “Escrow Cash” shall mean an amount in cash equal to four million, two hundred and fifty thousand dollars ($4,250,000).

          “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

          “Series A Aggregate Cash Amount” shall mean an amount in cash equal to two million eight hundred and fifty thousand dollars ($2,850,000).

          “Series A Per Share Cash Amount” shall mean an amount in cash equal to (i) the Series A Aggregate Cash Amount divided by (ii) the Total Outstanding Series A Shares.

          “Series B Aggregate Cash Amount” shall mean an amount in cash equal to eight million seven hundred and forty thousand dollars ($8,740,000).

          “Series B Per Share Cash Amount” shall mean an amount in cash equal to (i) the Series B Aggregate Cash Amount divided by (ii) the Total Outstanding Series B Shares.

          “Series C Aggregate Cash Amount” shall mean an amount in cash equal to twenty two million four hundred and ten thousand dollars ($22,410,000).

          “Series C Per Share Cash Amount” shall mean an amount in cash equal to (i) the Series C Aggregate Cash Amount divided by (ii) the Total Outstanding Series C Shares.

          “Total Consideration” shall mean an amount in cash equal to forty-two million, five hundred thousand dollars ($42,500,000), without interest.

          “Total Outstanding Common Shares” shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

          “Total Outstanding Series A Shares” shall mean the total number of shares of Company Series A Stock outstanding immediately prior to the Effective Time.

          “Total Outstanding Series B Shares” shall mean the total number of shares of Company Series B Stock outstanding immediately prior to the Effective Time.

          “Total Outstanding Series C Shares” shall mean the total number of shares of Company Series C Stock outstanding immediately prior to the Effective Time.

          As used herein, “cash,” “$,” and “dollars” shall each mean U.S. dollars.

          (b) Conversion of Company Capital Stock.

               (i) Conversion of Company Series C Preferred Stock. Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Capital Stock owned by Parent or Merger Sub) shall be converted at the Effective Time into the right to receive an amount in cash equal to the Series C Per Share Cash Amount.

               (ii) Conversion of Company Series B Preferred Stock. Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Capital Stock owned by Parent or Merger Sub) shall be converted at the Effective Time into the right to receive an amount in cash equal to the Series B Per Share Cash Amount.

               (iii) Conversion of Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Capital Stock owned by Parent or Merger Sub) shall be converted at the Effective Time into the right to receive an amount in cash equal to the Series A Per Share Cash Amount.

               (iv) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Capital Stock owned by Parent or Merger Sub) shall be converted at the Effective Time into the right to receive an amount in cash equal to the Common Per Share Cash Amount.

               (v) Rounding Cash Amounts. The amount of cash that each Company Stockholder is entitled to receive for shares of Company Capital Stock pursuant to this Section 1.6(b) shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such Company Stockholder.

               (vi) Treatment of Company Capital Stock and Restricted Stock. At and after the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (each, a “Company Certificate”) shall thereafter represent the right to receive cash pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing, the amount of cash to be distributed as set forth in this Section 1.6(b) shall be reduced pursuant to the escrow provisions of Section 1.8(b) and Article VII hereof. The rights to receive cash pursuant to this Section 1.6(b) shall not be transferable or alienable. If any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time are Company Restricted Stock (giving effect to the Merger), then the cash to be received by the holder of such Company Restricted Stock shall be subject to the same restrictions as such Company Restricted Stock (the “Unvested Cash”) was subject to immediately prior to the Effective Time.

          (c) Cancellation of Parent-Owned and Company-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary thereof, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

          (d) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub will be cancelled and extinguished. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall after the Effective Time evidence ownership of shares of capital stock of the Surviving Corporation.

          (e) Assumption of Company Options; Cancellation of Company Warrants.

               (i) At the Effective Time, each outstanding Company Stock Option under Company’s 2000 Stock Option and Incentive Plan (the “Option Plan”), whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that: (i) each Company Stock Option will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”), equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. The “Option Exchange Ratio” shall be equal to (x) the Common Per Share Cash Amount divided by (y) the mean between the lowest and highest reported sale prices of the Parent Common Stock on the Closing Date on the New York Stock Exchange.

               (ii) Following the Effective Time, Parent will be able to grant stock awards, to the extent permissible by applicable law and NYSE regulations, under the terms of the Company Option Plan or the terms of another plan adopted by Parent to issue the reserved but unissued shares of Company Common Stock under the Company Option Plan and the shares that would otherwise return to the Company Option Plan pursuant to the cancellation, termination or expiration of awards granted thereunder or upon the repurchase of shares previously acquired with respect to awards granted thereunder, except that (i) stock covered by such awards will be shares of Parent Common Stock and (ii) all references to a number of shares of Company Common Stock will be (A) changed to reference Parent Common Stock and (B) converted to a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock.

               (iii) Not later than five business days after the Effective Time, Parent shall file with the Securities and Exchange Commission a registration statement on Form S-8 registering that number of shares of Parent Common Stock issuable upon the exercise of the Company Stock Options assumed by Parent. Parent will use its commercially reasonable efforts to cause the shares of Parent Common Stock issuable upon exercise of such options to be listed on the New York Stock Exchange as soon as practicable after the Effective Time.

               (iv) No Company Warrants shall be assumed by Parent, and at the Effective Time, each Company Warrant will by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished. At least one week prior to the Closing, the Company shall enter into agreements with the holders of each Company Warrant providing for the exercise or cancellation of such Company Warrant prior to, or contingent upon, the Closing.

     1.7 Dissenting Shares for Holders of Company Capital Stock.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected (or who is still eligible to demand) appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law. On the date hereof, the Company shall, in accordance with Delaware and in a form reasonably acceptable to Parent, notify each of the Company Stockholders of the approval of the Merger and that appraisal rights are available, including a copy of Section 262 of Delaware Law. Within ten (10) days after the Closing Date, Parent shall notify each holder of Dissenting Shares of the date that the Merger became effective.

          (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive cash as provided in Section 1.6 (and be subject to the provisions of Article VII hereof), without interest thereon (except to the extent that such interest accrues with respect to such holder’s portion of the Escrow Cash), upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and Proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (as defined in Section 7.2(a) below) (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments.

     1.8 Exchange Agent. The transfer agent of Parent (or another entity selected by Parent) shall serve as exchange agent (the “Exchange Agent”) in the Merger.

          (a) Parent to Contribute Funds to Escrow. Promptly after Closing, on behalf of the Company Stockholders, Parent shall deposit into the Escrow Fund (as defined in Section 7.2(b) hereof), the Escrow Cash. The portion of the Escrow Cash contributed on behalf of each Company Stockholder shall be proportionate to the cash payable to such Company Stockholder (relative to all Company Stockholders) pursuant to Section 1.6(b) hereof, rounded to the nearest cent. If a Company Stockholder holds Company Restricted Stock, then the cash to be paid upon conversion hereunder of such shares of Company Capital Stock held by such holder that are not Company Restricted Stock (the “Vested Cash”) shall be withheld and placed in escrow first and, thereafter, the Unvested Cash shall be withheld and placed in escrow (with the understanding that any Unvested Cash so placed in escrow shall vest prior to any such unvested Cash not placed in escrow) to the extent necessary to satisfy such Company Stockholder’s escrow contribution as set forth in this Section 1.8(b).

          (b) Exchange Procedures. Promptly after the Closing, Parent shall cause to be mailed to each Company Stockholder (i) a letter of transmittal (which shall be in such form and contain such provisions as Parent shall reasonably determine and which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates converted into the right to receive cash pursuant to Section 1.6, shall pass, only upon delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash to which such Company Stockholder is entitled pursuant to Section 1.6. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, such Company Stockholder shall be entitled to receive, and the Exchange Agent shall deliver in exchange therefor, checks representing the amounts in cash to be received (less the Escrow Cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 1.8(b) and Article VII hereof), and the Company Certificate so surrendered shall forthwith be canceled.

          (c) Transfers of Ownership. If any portion of the cash to be received pursuant to Section 1.6 is to be issued to any person other than the person(s) in whose name(s) the Company Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer to the person who shall receive such payment and that the person(s) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of such cash other than to the registered holder(s) of the Company Certificate surrendered.

          (d) No Interest. No interest shall accumulate on any cash payable in connection with the Merger (other than interest accrued on the Escrow Cash as set forth herein).

          (e) Lost, Stolen or Destroyed Certificates. If any Company Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver the cash to be received pursuant to Section 1.6 in exchange for such lost, stolen or destroyed Company Certificates, upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof containing customary indemnification provisions satisfactory to Parent.

          (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither Parent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g) No Further Ownership Rights in Company Capital Stock. The cash paid to the holders of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to shares of Company Capital Stock outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of Parent of shares of Company Capital Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Article I.

          (h) Withholding Taxes. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock (including Company Restricted Stock) such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person or entity to whom such amounts would otherwise have been paid.

          (i) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     1.9 Adjustments.

     In the event of any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices thereof) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

     1.10 Cash Bonus Retention Program.

     Parent shall establish immediately following the execution of this Agreement, but effective as of the Effective Time if it shall occur, a cash bonus retention plan for the benefit of certain stakeholders of the Company in the form attached hereto as Exhibit E (the “Cash Bonus Retention Plan”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to such exceptions as are disclosed in the disclosure letter (referencing the applicable section and paragraph numbers of this Article II) delivered herewith by the Company to Parent (the “Company Disclosure Letter”), the Company represents and warrants to Parent that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective

Time, continue to be true and correct as of such specified date (provided, however, that the Company will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in the Company Disclosure Letter if the applicability of such disclosure to such non-referenced sections or subsections is clearly apparent). Exceptions to the following representations and warranties may be taken in the Company Disclosure Letter whether or not the particular representation or warranty makes reference to the Company Disclosure Letter.

     2.1 Organization of the Company.

     The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the power to own its properties and to carry on its business as now being conducted or as proposed to be conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would be material to the Company. Section 2.1 of the Company Disclosure Letter lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company has delivered a true, correct and complete copy of its charter documents (including its Certificate of Incorporation and Bylaws), as amended to date, to Parent.

     2.2 Company Capital Structure.

          (a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 19,000,000 shares of authorized Company Common Stock, of which 4,621,875 shares are issued and outstanding, (ii) 2,730,000 shares of authorized Company Series A Stock, all of which are issued and outstanding, (iii) 1,331,471 shares of authorized Company Series B Stock, all of which are issued and outstanding, and (iv) 6,252,738 shares of authorized Company Series C Stock, of which 5,627,464 shares are issued and outstanding. As of the date hereof, there is no other capital stock of the Company authorized, issued or outstanding. The Company Capital Stock is held of record by the persons, with the addresses, in the amounts, with the stock certificate numbers and was issued on the dates set forth in Section 2.2(a) of the Company Disclosure Letter. One share of Series A Stock is convertible into one (1) share of Company Common Stock, one share of Series B Stock is convertible into one and six tenths (1.60) shares of Company Common Stock and one share of Series C Stock is convertible into one (1) share of Company Common Stock. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

          (b) As of the date of this Agreement, the Company has reserved 2,848,273 shares of Company Capital Stock for issuance to employees and consultants pursuant to the Company’s Option Plan, of which 2,455,846 shares are subject to outstanding, unexercised options and 140,552 shares remain available for future grant. Section 2.2(b)(i) of the Company Disclosure Letter sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, and any ultimate parent entity of such holder, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the grant date and vesting commencement date for such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), and, in the case of Company Options, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has reserved no shares of Company Capital Stock for issuance upon exercise of outstanding Company Options except those granted under the Option Plan. Section 2.2(b)(ii) of the Company Disclosure Letter sets forth for all holders of Company Restricted Stock, the name of the holder of such Company Restricted Stock, the repurchase price of such Company Restricted Stock, the date of purchase of such Company Restricted Stock, the vesting schedule for such Company Restricted Stock, including the extent vested to date and whether the vesting of such Company Restricted Stock will be accelerated by the transaction contemplated by this Agreement and whether, to the Knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Restricted Stock. Except for the Option Plan, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. At the Effective Time, Parent will be the record and sole beneficial owner of all Company Capital Stock and rights to acquire or receive such Company Capital Stock. Except as contemplated by this Agreement, there are no rights, agreements, voting trusts, voting agreements, proxies or other agreements or understandings to which the Company is a party or by which it is bound or of which it has Knowledge with respect to any Company Capital Stock or Company Convertible Security. All securities of the Company have been issued or repurchased (in the case of securities that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Law, including federal and state securities laws, and were issued, transferred and repurchased (in the case of securities that were outstanding and repurchased by the Company or any Company Stockholder) in accordance with any right of first refusal or similar right or limitation. The Company does not have any outstanding loans or indebtedness to any holder of Company Capital Stock or employee or director.

          (c) The allocation of the consideration payable pursuant to Section 1.6(b) hereof is consistent with and does not conflict with in any way the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time.

     2.3 Subsidiaries.

     The Company does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4 Authority.

     The Company has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company Stockholders have duly and validly approved and adopted the Merger, this Agreement and the transactions contemplated hereby, the escrow and indemnification obligations of the Company Stockholders set forth in Article VII hereof and the deposit of Escrow Cash into the Escrow Fund, the appointment of Allan Thygesen as Securityholder Agent, under and as defined in this Agreement and the Certificate of Merger which shall have the effect of superseding and amending any provisions of the Certificate of Incorporation of the Company that conflict in any way with or would be violated by the terms hereof or the transactions contemplated hereby, and the filing of the Certificate Amendment with the Secretary of State of the State of Delaware. The Company’s board of directors has, by resolutions duly adopted by unanimous written consent or a unanimous vote at a meeting of all directors duly called and held, which resolutions have not been subsequently rescinded or modified in any way, duly (i) determined that the Merger, this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders and declared the Merger, this Agreement and the transactions contemplated hereby to be advisable, (ii) approved the Merger, this Agreement and the transactions contemplated hereby, (iii) recommended that the Company Stockholders approve and adopt the Merger, this Agreement and the transactions contemplated hereby, (iv) approved the filing of the Certificate Amendment and (v) directed that such matters be submitted to the Company Stockholders for approval and adoption in accordance with the terms of this Agreement. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture lease, Contract, or other agreement or instrument to which the Company is a Party or by which it or its assets are bound, or (iii) any Permit, Order or Law applicable to the Company or its properties or assets. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and (ii) the other consents, waivers, authorizations, filings, approvals and registrations which are set forth in Section 2.4 of the Company Disclosure Letter.

     2.5 Company Financial Statements.

     Section 2.5 of the Company Disclosure Letter sets forth the Company’s unaudited balance sheet as of December 31, 2004 (the “Current Balance Sheet”) and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the 12-month period then ended (collectively, including the Current Balance Sheet, the “Company Financials”). The Company Financials are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and consistent with each other (except that they do not contain footnotes required by GAAP and may not reflect year-end audit adjustments incurred in the Ordinary Course of Business which will, in any event, not be material in amount or significance). The Company Financials fairly present, in all material respects, the Company’s consolidated financial position, operating results and cash flows as at the respective dates thereof and during the periods indicated therein.

     2.6 No Undisclosed Liabilities.

      The Company does not have any Liabilities, except Liabilities that: (i) are reflected in the Current Balance Sheet, or (ii) have arisen since the date of the Current Balance Sheet in the Company’s Ordinary Course of Business and are not material either individually or in the aggregate.

     2.7 No Changes.

     Except as set forth on Section 2.7 of the Company Disclosure Letter since the date of the Current Balance Sheet, there has not been, occurred or arisen any:

          (a) transaction by the Company except in the Ordinary Course of Business as conducted on the date of the Current Balance Sheet;

          (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company (other than as contemplated in Section 5.16 hereof);

          (c) capital expenditure or commitment by the Company exceeding $25,000 individually or $50,000 in the aggregate;

          (d) destruction of, material damage to or loss of any assets, business or customer of the Company (whether or not covered by insurance);

          (e) labor dispute or claim of wrongful discharge by any employee or former employee or labor union, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

          (f) event or condition that has had, or would be reasonably expected to have, a Material Adverse Effect on the Company;

          (g) change in accounting methods or practices (including any change in depreciation, amortization or revenue recognition policies or rates) by the Company;

          (h) revaluation by the Company of any of its assets;

          (i) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock , or any direct or indirect redemption, purchase or other acquisition by the Company of any of the Company Capital Stock;

          (j) increase in the salary or other compensation (including any equity-based compensation, bonus or payment) payable or to become payable to any of its employees or directors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person;

          (k) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the Ordinary Course of Business;

          (l) amendment or termination (other than pursuant to its terms) of any Contract described in Section 2.11 or Section 2.12(a) of the Company Disclosure Letter to which the Company is a party or by which it is bound;

          (m) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the Ordinary Course of Business;

          (n) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

          (o) issuance or sale by the Company of any of the Company Capital Stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (p) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.11) to the Company, other than in the Ordinary Course of Business;

          (q) termination, voluntary or involuntary, of any employee;

          (r) reduction in projected purchase requirements by any Company customer or any notice of intent to reduce such purchases by any such customer;

          (s) entry into any lease, license, sublease or other occupancy of any Company Facilities (as defined in Section 2.10(a)) by the Company or its subsidiaries; or

          (t) negotiation or agreement by the Company or any officer thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.8 Tax and Other Returns and Reports.

          (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes,” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, whether imposed directly or through withholding, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits.

               (i) The Company has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable Law.

               (ii) The Company: (A) has paid in a timely manner to the appropriate Tax authorities all Taxes it is required to pay, including estimated Taxes and deposits, if any, and (B) has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and has paid all such taxes to the proper governmental agencies.

               (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) To the Company’s Knowledge, no audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination. To the Company’s Knowledge, there is no factual basis upon which an audit or examination could be based that would result in an assessment.

               (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Company Financials, whether asserted or unasserted, contingent or otherwise.

               (vi) The Company has provided to Parent copies of all of its federal and state income and all of its state sales and use Tax Returns for all periods since the date of the Company’s incorporation.

               (vii) There are (and as of immediately following the Effective Time there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) on the assets of the Company relating to or attributable to Taxes except for Liens for Taxes not yet due and payable.

               (viii) The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

               (ix) None of the Company’s assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

               (x) The Company has not agreed, nor will it be required, as a result of the Merger, to make any adjustment under Section 481 of the Code by reason of a change in accounting method.

               (xi) The Company has never been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income Tax Return (or member of any analogous group under applicable local, state or foreign Law) other than a group of which the Company was the common parent. The Company is not a party to a tax sharing, allocation or indemnification agreement nor does the Company owe any amount under any such agreement. The Company does not have any actual or potential liability for Taxes under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a successor or transferee.

               (xii) The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

               (xiii) The Company has not constituted either a “Distributing Corporation” or a “Controlled Corporation” in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “Plan” or “Series of Related Transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

               (xiv) No power of attorney relating to tax matters has been granted with respect to the Company.

               (xv) The Company has complied with the provisions of the Code relating to the withholding of Taxes (including maintenance of records), as well as similar provisions under any other Law,

and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Tax authority all such amounts required.

               (xvi) The Company has never (A) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes; (B) made a similar election under any comparable provision of any federal, state, local, domestic or foreign Tax Law; or (C) participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

               (xvii) To the Company’s knowledge, no governmental taxing authority in a jurisdiction where the Company does not file Returns has asserted that the Company is or may be subject to taxation by that jurisdiction.

     2.9 Restrictions on Business Activities.

      There is no agreement, commitment, Contract or Order to which the Company is a party or by which it is bound which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of the Company’s business. Without limiting the foregoing, the Company has not entered into any agreement or Contract under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10 Title to Properties; Absence of Liens and Encumbrances.

          (a) Neither the Company nor any of its subsidiaries owns any real property, nor have they ever owned any real property. Section 2.10(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its subsidiaries or otherwise used or occupied by the Company or any of its subsidiaries (the “Company Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder. The Company has provided Parent with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all amendments, terminations and modifications thereof (“Company Leases”). All such Company Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Company Leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its subsidiaries, or to the Company’s Knowledge, any other party thereto. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or any of its subsidiaries or materially alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Leases, or otherwise adversely affect the continued use and possession of the Company Facilities for the conduct of business as presently conducted. The Company and its subsidiaries currently occupy all of the Company Facilities for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Company Facilities.

          (b) The Company Facilities are in good operating condition and repair and are suitable for the conduct of the business as presently conducted therein. Neither the operation of the Company nor any of its subsidiaries on the Company Facilities nor, to the Company’s Knowledge, such Company Facilities, violate, any Law relating to such property or operations thereon. Neither the Company nor any of its subsidiaries could be required to expend more than $10,000 in causing any Company Facilities to comply with the surrender conditions set forth in the applicable Company Lease. The Company and each of its subsidiaries has performed all of its obligations, under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.

          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Company Financials and in Section 2.10(b) of the Company Disclosure Letter and (ii) Liens for Taxes not yet due and payable.

     2.11 Intellectual Property

          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

               (i) “Company Intellectual Property” means any Intellectual Property that (a) is owned by the Company; (b) was developed or created by or for the Company, including any Intellectual Property created by any of the Company’s founders, employees, independent contractors or consultants for or on behalf of the Company or (c) was licensed to the Company from another Person.

               (ii) “Company Products” means all products, Software or service offerings of the Company (i) that have been operated, sold, licensed, distributed or otherwise provided since the Company’s inception, (ii) for which the Company has any obligation or liability related thereto, or (iii) which the Company intends to sell, distribute, operate, license or otherwise provide in the future, including any products, Software or service offerings under development by or for Company.

               (iii) “Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed with the appropriate U.S. or foreign private, state, federal, government or other public legal authority or entity at any time in the name of, and/or assigned to or applied for by, the Company.

               (iv) “Intellectual Property” means Technology and Intellectual Property Rights.

               (v) “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor, and such patents or utility models that may issue thereon or claim priority thereto under U.S. law or international convention, including all reissues, divisions, re-examinations, renewals, extensions, substitutions, provisionals, continuations and continuations-in-part thereof, in inventions and discoveries related to Technology, including without limitation, invention disclosures throughout the world (“Patents”); (ii) all trade secrets and other rights in Technology throughout the world; (iii) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (iv) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

               (vi) “IP License” means any contract, commitment, agreement or other arrangement that grants a Person the right to use, exclude others from making, using, selling, offering to sell, or importing, or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

               (vii) “Open Source Software” means any software, program, module, code, library, database, driver or similar component (or portion thereof) that meets one or more of the following criteria: (i) has been distributed, contributed or otherwise transferred into the public domain, either voluntarily, involuntarily, by the operation of law or otherwise, (ii) was formerly governed by intellectual property rights, all or some of which have been invalidated, terminated, expired, waived or otherwise lapsed, (iii) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” intellectual property pool license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), or (iv) subject to, distributed, transmitted, licensed or otherwise made available under any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

               (viii) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

               (ix) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor or applications that claim the benefit thereof; (ii) Mask Work registrations and applications to register Mask Works; (iii) Copyrights registrations and applications to register Copyrights; (iv) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (v) registrations of, and applications for the use of, Internet Properties; and (vi) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, federal, government or other public legal authority or Governmental Entity at any time.

               (x) “Technology” shall mean any or all of the following: (i) works of authorship, including without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”); (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data, customer and supplier lists and data, trade secrets, show-how, know-how and techniques; (iv) databases, data compilations and collections and technical data; (v) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (vi) World Wide Web addresses (“WWW”), uniform resource locators and domain names; and (vii) all instantiations of the foregoing in any form and embodied in any media.

          (b) Section 2.11(b) of the Company Disclosure Letter lists all Company Registered Intellectual Property (including all Trademarks that the Company has used with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

          (c) Section 2.11(c) of the Company Disclosure Letter contains a complete and accurate list of all Mask Works used in or necessary for the manufacture of each and every Company Product, and lists, for each such Mask Work, (1) the Company Product to which such Mask Work pertains and (2) the foundry that manufactures the Company Product using such Mask Work.

          (d) Section 2.11(d) of the Company Disclosure Letter contains a complete and accurate list (by name and version number) of all Company Products.

          (e) Except as set forth in Section 2.11(e) of the Company Disclosure Letter, the Company owns, or has valid and enforceable rights under Contracts or IP Licenses, to all Intellectual Property necessary to the conduct of its business as presently conducted and as presently proposed to be conducted (including Intellectual Property necessary for the design, development, distribution, marketing, manufacture, use, import, license and sale of the Company Products). Except as set forth in Section 2.11(e) of the Company Disclosure Letter, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.11(b) of the Company Disclosure Letter, is owned exclusively by the Company and, except as set forth in Section 2.11(e) of the Company Disclosure Letter, is free and clear of all Liens. The Company has claimed “small business status” in the application for or registration of any Registered Intellectual Property Rights. The Company (i) owns exclusively all Trademarks used by the Company in connection with the operation or conduct of the business of the Company, including the sale of any Company Products by the Company; with the exception of those Trademarks which are licensed to the Company or are in the public domain and identified in Section 2.11(e) of the Company Disclosure Letter, and (ii) owns exclusively, and has good title to, each copyrighted work that is incorporated in any Company Product (other than copyrighted works licensed to the Company by third parties, which works are so identified in Section 2.11(e) of the Company Disclosure Letter or constitute standard off-the-shelf shrink-wrap software) and each other work of authorship that the Company otherwise purports to own; and (iii) owns exclusively all Patents and patent applications in connection with the Technology, except for those Patents and patent applications that are licensed to the Company and identified in Section 2.11(e) of the Company Disclosure Letter.

          (f) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a legal, valid and binding written agreement with such Person with respect thereto, enforceable in accordance with its terms, and the Company has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights (other than moral rights and other inalienable rights inherent in such Intellectual Property that are incapable of being assigned to the Company under laws of certain foreign jurisdictions).

          (g) Except pursuant to agreements listed in Section 2.11(g)(i) of the Company Disclosure Letter, the Company has not (i) transferred ownership of or granted (and is not obligated to grant) any IP

License of or other right to use or to exclude others from making, using, selling, offering to sell, or importing any Intellectual Property that is or was Company Intellectual Property, to any other Person, or (ii) authorized any other Person to retain any right to use any Intellectual Property that is or was Company Intellectual Property. To the Company’s Knowledge, none of the Company Intellectual Property is required to be licensed under any forum, consortium or other standards body agreement. Section 2.11(g)(ii) of the Company Disclosure Letter lists all forums, consortiums, standards bodies or similar organizations in which the Company currently participates, or has in the past participated, or has been a member of or to which the Company has made any disclosure or contribution of any Intellectual Property.

          (h) Except as set forth in Section 2.11(h) of the Company Disclosure Letter, the Company Intellectual Property includes all the Intellectual Property that is used in and/or is necessary for the conduct of the Company’s business as it presently is conducted and as it is presently proposed to be conducted, including that needed for the design, development, distribution, marketing, manufacture, use, importation, license, and sale of Company Products (including products, technologies, and services currently under development), a true, correct and complete list of which products is set forth in Section 2.11(d) of the Company Disclosure Letter. The Company does not have any Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

          (i) Section 2.11(i)(i) of the Company Disclosure Letter lists all Key Contracts and material IP Licenses (including all inbound IP Licenses other than standard off-the-shelf shrink-wrap PC software) to which the Company is a party with respect to any Intellectual Property. All IP Licenses are in full force and effect. Section 2.11(i)(ii) of the Company Disclosure Letter lists any other IP License (1) with respect to the development or creation of Intellectual Property by, for or on behalf of, or jointly with, the Company, (2) pursuant to which the Company agreed or is subject to any non-compete or other restriction on the operation or scope of the Company’s business, or (3) the Company granted or agreed to grant to any third party any exclusivity or exclusive right with respect to any Company Intellectual Property.

          (j) Section 2.11(j) of the Company Disclosure Letter lists all Key Contracts and material IP Licenses between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

          (k) Except as set forth in Section 2.11(k) of the Company Disclosure Letter, to the Knowledge of the Company, the operation of the business of the Company as heretofore conducted, as presently conducted and as presently proposed to be conducted, including the Company’s design, development, distribution, marketing, manufacture, use, importation, license, and sale of Company Products (including products, technologies and services currently under development by the Company) does not (and did not at any time) (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any term or provision of any IP License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any IP License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States (“Made-in-America Requirements”)), (iii) violate any right of any Person (including any right to privacy or publicity), (iv) disclose any confidential information of the Company that is not pursuant to a confidentiality agreement or any third-party confidential information that is protected by a confidentiality agreement, or (v) constitute unfair competition or an unfair trade practice under any Law. Except as set forth in Section 2.11(k) of the Company Disclosure Letter, neither the Company nor any of its directors, officers or employees has received from any Person any (x) notice claiming that such operation or any act, or Company Product (including products, technologies and services currently under development) infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law or (y) potentially threatening notice of third-party patent or other Intellectual Property rights from a putative or potential licensor of such rights. The Company has not brought any Proceeding for infringement of Intellectual Property or breach of any IP License or Contract involving Intellectual Property against any Person.

          (l) To the Knowledge of the Company, each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or the relevant foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.11(l)(i) of the Company Disclosure Letter lists all actions that must be taken by the Company within one hundred twenty (120) days from the date hereof, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property. Section 2.11(l)(ii) of the Company Disclosure Letter lists the jurisdictions where the Company has registered the Copyright for the latest version of each Company Product that constitutes or includes a copyrightable work or mask work. In each case in which the Company has acquired ownership of any Intellectual Property right from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company (other than moral rights and other inalienable rights inherent in such Intellectual Property that are incapable of being assigned to the Company under laws of certain foreign jurisdictions) and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Intellectual Property in accordance with all applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in all relevant foreign jurisdictions, as the case may be.

          (m) There is no Contract or IP License between the Company and any other Person with respect to Intellectual Property under which there is any dispute (and, to the Company’s Knowledge, there are no facts or circumstances that may reasonably be expected to lead to a dispute) regarding the scope of such Contract or IP License, or performance under such Contract or IP License, including with respect to any payment to be made or received by the Company thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Licenses or entitle the other party or parties to such IP Licenses to terminate such IP Licenses.

          (n) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

          (o) The Company has taken all commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality or a limitation on use. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in or attached to Section 2.11(o) of the Company Disclosure

Letter, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement and copies of all such agreements have been made available to Parent or made available to Parent for review. The Company has made available to Parent all confidentiality and non-disclosure agreements to which it is a party, and all amendments thereto.

          (p) To the Knowledge of the Company, no Company Intellectual Property or Company Product is subject to any Order, Proceeding, settlement, or “march in” right that materially restricts, or that could reasonably be expected to materially restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or that may materially affect the validity, use or enforceability of such Company Intellectual Property. To the Knowledge of the Company, the Company has not developed or created any Technology or Intellectual Property by or for any Governmental Entity, university, academic institution or other similar non-commercial enterprise and has not received any funding from such enterprise or otherwise have any obligation to such enterprise with respect to any Company Intellectual Property. There are no restrictions either pursuant to any private Contract or under any Law on the transferability or ownership of the Company Intellectual Property.

          (q) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

          (r) Except as set forth in Section 2.11(r) of the Company Disclosure Letter, neither this Agreement, nor any transaction contemplated by this Agreement, will result in (i) the grant of any right or license with respect to the Intellectual Property of Parent, the Company or the Surviving Corporation to any Person pursuant to any Contract to which the Company is a party or by which any of its assets and properties are bound, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

          (s) Section 2.11(s) of the Company Disclosure Letter sets forth a list of (i) all software which the Company has licensed from any third party which is used by the Company in Company Products or otherwise in the conduct of its business (other than standard off-the-shelf shrink-wrap software) and (ii) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company.

          (t) The Company Products comply in all material respects with all applicable technical standards and with the feature specifications and performance standards set forth in the Company’s product data sheets. There are no outstanding claims (or, to the Knowledge of the Company, facts that may reasonably lead to a claim) for breach of warranty by the Company in connection with such standards and specifications. All product performance comparisons heretofore furnished by the Company to customers or Parent are accurate in all material respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate in all material respects as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a license on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

          (u) The Company has taken all necessary and appropriate steps to protect and preserve ownership of Company Intellectual Property. Except as set forth in Section 2.11(u) of the Company

Disclosure Letter, the Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that such a consultant is concurrently employed by the Company and another Person, the Company has taken additional steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to such other Person or conflict with such consultant’s employment agreement with such other Person, including ensuring that all research and development work performed by such a consultant is performed only on the Company’s facilities and only using the Company’s resources.

          (v) Except as set forth in Section 2.11(v) of the Company Disclosure Letter, (i) no Open Source Software is incorporated (either directly by the Company, or indirectly, by the incorporation of third party software that itself incorporates Open Source Software) into any of the Company Products, (ii) no Company Product is intermingled or bundled with or otherwise derived from or contains part of any Open Source Software or uses or links to any libraries or routines that constitute Open Source Software, (iii) no Open Source Software is otherwise used by the Company, whether or not incorporated with the Company Products, and (iv) the Company has not developed, acquired, licensed, used or otherwise obtained any Software that is now, was previously, or is expected or intended by the Company in the future to be Open Source Software.

          (w) Except as set forth in Section 2.11(w) of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company Products, nor any third party product, technology or service incorporated in or otherwise distributed with a Company Product, contains any error, flaw, virus or other fault that would materially impair or delay the Company’s ability to distribute the Company Products in conformance with the specifications for such Company Products.

          (x) The Company has an industry-standard privacy or data rights policy available on all relevant WWW sites of the Company and has fully complied, and is in full compliance, with such policy. The Company has not received any notice claiming or alleging that it has not complied with its privacy policy or any other policies, Laws or regulations governing the operation of the Company’s WWW sites, nor does the Company have any Knowledge of any facts or circumstances that would give rise to such claim or allegations.

          (y) To the Knowledge of the Company, the Company’s distribution of any data, information, content or other works (including data, information content or works belonging to third parties) does not and has not (i) infringe or violate the rights (including Intellectual Property Rights or rights under contract or policy) of any person or (ii) violate any Law or regulation of any country or jurisdiction.

     2.12 Agreements, Contracts and Commitments.

          (a) Except as set forth in Section 2.12(a) of the Company Disclosure Letter, the Company does not have, is not a party to nor is it bound by:

               (i) any collective bargaining agreements;

               (ii) any Contracts or arrangements that contain any severance pay or post-employment liabilities or obligations;

               (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

               (iv) any employment or consulting Contract with an employee or individual consultant or salesperson or any consulting or sales agreement or Contract under which any firm or other organization provides services to the Company;

               (v) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or upon the occurrence of any subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (or upon the occurrence of any subsequent events);

               (vi) any fidelity or surety bond or completion bond;

               (vii) any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

               (viii) any agreement of indemnification or guaranty;

               (ix) any Contract containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

               (x) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

               (xi) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise other than the sale of inventory in the Ordinary Course of Business;

               (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

               (xiii) any purchase order or Contract for the purchase of raw materials or finished products involving $50,000 or more per order or $100,000 or more in the aggregate to be incurred by the Company following the date of this Agreement;

               (xiv) any construction Contracts;

               (xv) any distribution, joint marketing or development agreement;

               (xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or

               (xvii) any other Contract that involves $50,000 or more individually or $100,000 or more in the aggregate or is not cancelable without penalty within thirty (30) days.

          (b) The Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract required to be set forth on Section 2.11 or Section 2.12(a) of the Company Disclosure Letter (any such Contract, a “Key Contract”). Each Key Contract is in full force and effect and, except as otherwise disclosed in Section 2.12(b) of the

Company Disclosure Letter, to the Company’s Knowledge, no party obligated to the Company pursuant to a Key Contract is in default thereunder.

     2.13 Interested Party Transactions.

     No officer or director of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from, or sells or furnishes to, the Company any goods or services or (iii) a beneficial interest in any Contract set forth on Section 2.11 or Section 2.12(a) of the Company Disclosure Letter; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.13.

     2.14 Compliance with Laws.

     The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any Law.

     2.15 Litigation.

     There is no action, suit, arbitration or Proceeding of any nature pending or, to the Company’s Knowledge, Threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such, nor, to the Company’s Knowledge is there any basis for the foregoing. There is no investigation pending or, to the Company’s Knowledge, Threatened against the Company, its properties or any of its officers or directors in their respective capacities as such, by or before any Governmental Entity, nor, to the Company’s Knowledge is there any basis for the foregoing. Section 2.15 of the Company Disclosure Letter sets forth, with respect to any pending or, to the Knowledge of the Company, Threatened action, suit, Proceeding, arbitration or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. The Company has received no notice that any Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.16 Insurance.

     With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, a listing of which is contained in Section 2.16 of the Company Disclosure Letter, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company has not made any claims under such insurance policies and fidelity bonds in the past two years. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any Threatened termination of, or premium increase with respect to, any of such policies.

     2.17 Minute Books.

     The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain an accurate and complete description of all meetings or actions by written consent of directors (including committees thereof) and stockholders since the inception of the Company.

     2.18 Environmental Matters.

          (a) For the purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

          (a) Definitions:

               (i) “Hazardous Material” is any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

               (ii) “Business Facility” is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company in connection with the operation of its business.

               (iii) “Disposal Site” is a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real property other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.

               (iv) “Environmental Laws” are all applicable laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, all as amended at any time.

               (v) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

               (vi) “Environmental Permit” is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company. Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Parent that:

          (b) Condition of Property: As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject the Company to liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company. Except as set forth in Section 2.18(b) of the Company Disclosure Letter, to the Knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or as a consequence of the acts of the Company or its agents.

          (c) Hazardous Materials Activities: The Company has conducted all Hazardous Material Activities relating to its business in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

          (d) Permits: Section 2.18(d) of the Company Disclosure Letter accurately describes all of the Environmental Permits currently held by the Company and relating to its business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company relating to its business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the Knowledge of the Company, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the Company is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing at no cost to Parent.

          (e) Environmental Litigation: Except as set forth in 2.18(e) of the Company Disclosure Letter, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company relating to its business, or any Business Facility.

          (f) Offsite Hazardous Material Disposal: The Company has transferred or released Hazardous Materials only to those Disposal Sites set forth in Section 2.18(f) of the Company Disclosure Letter; and no action, proceeding, liability or claim exists or, to the Knowledge of the Company, is threatened against any Disposal Site or against the Company with respect to any transfer or release of Hazardous Materials relating to the Business to a Disposal Site which could reasonably be expected to subject the Company to liability.

          (g) Environmental Liabilities: To the Knowledge of the Company, there are no facts or circumstances which could result in any material environmental liability for the Company. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

          (h) Reports and Records: The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable Law with respect to this transaction.

     2.19 Brokers’ and Finders’ Fees; Third Party Expenses.

     The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section 2.19 of the Company Disclosure Letter sets forth the amount of all Third Party Expenses (as defined in Section 5.5) to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.20 Employee Matters and Benefit Plans.

          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

               (ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA;

               (iii) “Company Employee Plan” shall mean any plan, program, policy, practice, or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

               (iv) “DOL” shall mean the United States Department of Labor;

               (v) “Employee” shall mean any current, former or retired employee, consultant or director of the Company or any Affiliate;

               (vi) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or other Contract or understanding between the Company or any Affiliate and any Employee;

               (vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

               (ix) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, and with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

               (x) “IRS” shall mean the Internal Revenue Service;

               (xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

               (xii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Section 2.20(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan, and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

          (c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written Contracts relating to each Company Employee Plan, including administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices (or such forms and notices as required under comparable Law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; and (xii) the three (3) most recent plan years discrimination tests for each Company Employee Plan, if any.

          (d) Employee Plan Compliance. (i) The Company has performed all obligations required to be performed by it under, and is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received or is entitled to rely on a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of

ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, Threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without liability to the Parent, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or Proceedings pending or, to the Knowledge of the Company or any Affiliates, Threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

          (e) No Pension or Welfare Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

          (f) No Post-Employment Obligations. No Company Employee Plan provides, reflects or represents any liability to provide post-termination or retiree health or other post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree health or other post-termination or retiree welfare benefits, except to the extent required by statute.

          (g) Health Care Compliance. The Company has complied with, and has no unsatisfied obligations under, the applicable health care continuation and notice requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, and any amendment to each such Act, and any similar provisions of state Law applicable to its Employees.

          (h) Effect of Transaction.

               (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) No payment, compensation or benefit which will or may be made by Parent, the Company or its Affiliates with respect to any Employee or any other “disqualified individual” will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

          (i) Employment Matters. The Company: (i) is in compliance with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business). There are no pending, reasonably anticipated or, to the Company’s Knowledge, Threatened claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Each person who is acting or has acted as a consultant to the Company is acting or has acted as an “independent contractor” and could not, based on the facts and circumstances of his or her consultancy, reasonably be deemed to be or have been “employed” with the Company. Section 2.20(i) of the Company Disclosure Letter sets forth all outstanding offers of employment whether written or oral, made to any executive or managerial level employee or prospective executive or managerial level employee, which offer has not been rejected by the offeree.

          (j) Labor. No work stoppage or labor strike against the Company is pending or, to the Company’s Knowledge, Threatened or reasonably anticipated. The Company does not know of any activities or Proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, Threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union Contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. The Company has not incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

          (k) International Employee Plan. Each International Employee Plan, if any, has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

          (l) Retention Matters. The Company has not received notice (written or oral) that any Company employee, or group of Company employees, intends to terminate employment with the Company.

     2.21 Warranties; Indemnities.

     Except for the warranties and indemnities contained in this Agreement or those Contracts set forth in Section 2.21 of the Company Disclosure Letter, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company, other than standard warranties and indemnities arising in the Ordinary Course of Business and imposed by Law. The Company has not experienced any warranty claims outside of the Ordinary Course of Business and no such claims have been material individually or in the aggregate.

     2.22 Governmental Authorization.

     Each consent, license, permit, approval, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

     2.23 Accounts Receivable; Inventory; Backlog; Customers.

          (a) Accounts Receivable. The Company has made available to Parent a report of all of the accounts receivable of the Company (“Accounts Receivable”) as of December 31, 2004, indicating: (i) the aggregate dollar amount of Accounts Receivable (A) 0 to 30 days past due, (B) 31 to 60 days past due, (C) 61 to 90 days past due and (D) 91 to 120 days past due; and (ii) for any Account Receivable that is 90 days or more past due, the dollar amount by individual account and the reason such account is 90 days or more past due. All Accounts Receivable of the Company arose in the Ordinary Course of Business consistent with past practice and are carried at values determined in accordance with GAAP consistently applied. No person has any Lien on any Accounts Receivable, and no request or agreement for deduction or discount has been made with respect to any Accounts Receivable.

          (b) Inventory. All of the inventory of the Company reflected on the Current Balance Sheet, the Company’s books and records or held by third parties on the Company’s behalf on the date hereof was purchased, acquired or produced in the Ordinary Course of Business and in a manner consistent with the Company’s regular inventory practices and are set forth on the Company’s books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. The presentation of inventory in the Company Financials conforms to GAAP, and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

          (c) Backlog. Section 2.23(c) of the Company Disclosure Letter sets forth the Company’s total backlog as of December 31, 2004 listed by the quarter in which such backlog is scheduled to be shipped by the Company, and the amounts listed therein represent orders received in the Ordinary Course of Business consistent with past practice and are recorded as backlog consistent with the Company’s methods for recording unfulfilled orders.

     2.24 Foreign Corrupt Practices Act.

     The Company (including any of its officers, directors and representatives) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

     2.25 Export Control Laws.

     The Company has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

          (a) The Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign national employees located in the United States and abroad (“Export Approvals”);

          (b) The Company is in compliance with the terms of all applicable Export Approvals; and

          (c) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

     2.26 Spreadsheet.

     The information contained in the Spreadsheet (as defined herein) shall be true, complete and correct as of the Closing Date.

     2.27 Representations and Materials Complete.

     To the Company’s Knowledge, none of the representations or warranties made by the Company in this Agreement (including the Company Disclosure Letter), nor any statements made in any schedule or certificate furnished by the Company pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Company has delivered to Parent or its counsel true and complete copies of each document that has been requested by Parent or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant, jointly and severally, to the Company that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective Time, continue to be true and correct as of such specified date:

     3.1 Organization, Standing and Power.

     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

     3.2 Authority.

     Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each of the Related Agreements to which Parent and Merger Sub are parties has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. The execution and delivery of this Agreement by Parent and Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not constitute a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) any material mortgage, indenture, lease, Contract or instrument to which Parent or Merger Sub is a party, or (iii) any Permit, Order or Law applicable to Parent or Merger Sub or their respective properties or assets, except for any such Conflicts that would not, individually or in the aggregate, have a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company.

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual and regular course of business and in the Ordinary Course of Business, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the Company’s Ordinary Course of Business, and any material event involving the Company. Except as expressly contemplated by this Agreement or as set forth in Section 4.1 to the Company Disclosure Letter, the Company shall not, without the prior written consent of Parent:

          (a) enter into any commitment, activity or transaction not in the Ordinary Course of Business;

          (b) transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to Company Intellectual Property with any person or entity, in each case, other than pursuant to non-exclusive end-user licenses in the Ordinary Course of Business;

          (c) terminate any employees other than for cause or encourage any employees to resign from the Company;

          (d) amend, terminate or otherwise modify, or violate the terms of, any of the agreements set forth or described in the Company Disclosure Letter;

          (e) commence or settle any litigation or Proceeding, other than litigation or a Proceeding to collect debts in the Ordinary Course of Business;

          (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor) except for (i) repurchases of the Company Common Stock upon the termination of service of any service providers of the Company in accordance with the standard terms set forth in the agreements governing such repurchases and (ii) issuances of the Company Common Stock upon the exercise of any outstanding option disclosed in Section 2.2(b)(i) of the Company Disclosure Letter, in accordance with the respective stock option agreement, all of which agreements have been provided to Parent and disclosed in Section 2.2(b) of the Company Disclosure Letter;

          (g) issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of the Company Common Stock upon the exercise of any outstanding option disclosed in Section 2.2(b)(i) of the Company Disclosure Letter, in accordance with the respective stock option agreement;

          (h) cause or permit any amendments to its Certificate of Incorporation or Bylaws except for filing of the Certificate Amendment;

          (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than in the Ordinary Course of Business;

          (j) sell, lease, license or otherwise transfer any of the assets or properties of the Company which are not Company Intellectual Property other than the sale of inventory in the Ordinary Course of Business, including the performance of obligations under contractual arrangements listed in the Company Disclosure Letter existing as of the date hereof, or create any security interest in such assets or properties;

          (k) grant any loan to any person or entity, incur any indebtedness or guarantee any indebtedness, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the Ordinary Course of Business;

          (l) grant (whether in cash, stock, equity securities or property) any severance or termination pay (i) to any director or officer or (ii) to any employee, consultant or advisor or increase (whether in cash, stock, equity securities or property) the salary or other compensation payable or to become payable by the

Company to any of its officers, directors, employees, consultants or advisors, or declare, pay or make any commitment or obligation of any kind for the payment (whether in cash, stock, equity securities or property) by the Company of a bonus or other additional salary or compensation to any such person, or adopt or amend any Company Employee Plan or enter into any Employee Agreement;

          (m) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

          (n) pay, discharge or satisfy, in an amount in excess of $50,000 individually or $100,000 in the aggregate any Liability, other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Company Financial Statements;

          (o) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (p) enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

          (q) fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith and with respect to which adequate reserves are established and reflected in the Company Financial Statements;

          (r) waive any rights with a value in excess of $50,000 individually or $100,000 in the aggregate;

          (s) cancel, amend or renew any insurance policy other than renewals in the Ordinary Course of Business or allow any such insurance policy to expire;

          (t) alter its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

          (u) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases; or

          (v) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (u) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder or cause any of the representations and warranties of the Company in this Agreement to be inaccurate as of the Effective Time.

     4.2 No Solicitation.

     Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company direct, authorize, encourage or permit any of the Company’s officers, directors, stockholders, agents, employees, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and Merger Sub or their designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person or entity relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the assets of the Company (other than the sale of inventory in the Ordinary Course of Business) or any equity interest in the Company, (b) provide information with respect to the Company to any person or entity, other than Parent and Merger Sub or their designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person or entity with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the assets of the Company (other than the sale of inventory in the Ordinary Course of Business) or any equity interest in the Company, (c) enter into an agreement with any person or entity, other than Parent and Merger Sub or their designees, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the assets (other than the sale of inventory in the Ordinary Course of Business) or any equity interest in the Company, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the assets (other than the sale of inventory in the Ordinary Course of Business) or any equity interest in the Company by any person or entity, other than by Parent and Merger Sub, or their designees. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this Section 4.2) shall be deemed to be a violation of this Section 4.2. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Company shall be deemed to be a breach of this Agreement by Company.

ARTICLE V

ADDITIONAL AGREEMENTS

     5.1 Additional Stockholder Approval.

     The Company shall promptly submit for approval by the Company Stockholders (in a manner satisfactory to Parent), by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code (“Potential 280G Benefits”), such that all such Potential 280G Benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (A) a

Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Company Stockholder approval was obtained with respect to the Potential 280G Benefits that were subject to the Company Shareholder vote (the “280G Approval”) or (B) that the 280G Approval was not obtained and as a consequence, that such Potential 280G Benefits shall not be made or provided, pursuant to the waivers of those Potential 280G Benefits which were executed by the affected individuals prior to the date of the Company Stockholder vote.

     5.2 Access to Information.

     The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, Contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable Law) as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger contained in this Agreement.

     5.3 Confidentiality.

     Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of Section 6.0 of that certain Letter of Intent between Parent and the Company dated as of December 20, 2004 (the “LOI”) and agrees that the information obtained in any investigation pursuant to Section 5.2 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the LOI. In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.

     5.4 Expenses.

Whether or not the Merger is consummated, all fees and expenses incurred or committed to in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred or committed to by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall, subject to Article VII hereof, be the obligation of the respective party incurring such fees and expenses.

     5.5 Public Disclosure.

     Promptly after the execution and delivery of this Agreement Parent and the Company shall issue a joint press release concerning this Agreement in the form previously agreed to by them. Thereafter, unless otherwise required by Law (including federal and state securities laws) or, as to Parent, by the rules and regulations of the New York Stock Exchange, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter or existence of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

     5.6 Consents; Notices.

     The Company shall use Commercially Reasonable Efforts to obtain all consents, waivers and approvals required to be obtained by it, and provide any notices required to be provided by it, for the consummation of the Merger, including all consents, waivers, approvals and notices under any of the Key Contracts or with any Governmental Entity (as may be required in connection with the Merger) (all of such consents, waivers, approvals and notices that are required under the Key Contracts are set forth on the Company Disclosure Letter) so as to preserve all rights of and benefits to the Company thereunder.

     5.7 FIRPTA Compliance.

     On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent (a “FIRPTA Compliance Certificate”) for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.8 Reasonable Efforts.

     Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its Commercially Reasonable Efforts to ensure that its representations and warranties remain true and correct in all material respects prior to and as of the Effective Time, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”). Nothing herein shall require any party hereto to litigate with any Governmental Entity; provided, however, that if Parent elects to litigate with any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, the Company shall cooperate fully with Parent in connection with the prosecution, defense, negotiation or settlement of such litigation.

     5.9 Notification of Certain Matters.

     The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused or is likely to cause any representation or warranty of the Company contained in this Agreement or any document contemplated by this Agreement to be untrue or inaccurate at or prior to the Effective Time and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or thereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to Parent.

     5.10 Additional Documents and Further Assurances.

     Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.11 Termination of Company Employee Plans.

          (a) Effective no later than the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company Employee Plans”). Unless Parent provides such written notice to the Company no later than three (3) business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Employee Plan(s), if any, have been terminated (effective no later than the day immediately preceding the Effective Time) pursuant to resolutions of the Company’s board of directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

          (b) In the event that the distribution or rollover of assets from the trust of the 401(k) plan that is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent as soon as practicable.

     5.12 Resignations.

     The Company shall obtain the written resignations of all officers and directors of the Company, effective as of the Effective Time.

     5.13 Spreadsheet.

     The Company shall deliver a spreadsheet (the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the chief executive officer and chief financial officer of the Company, in their capacities as such, as of the Closing and which shall separately list, as of the Closing, (i) all Company Stockholders and their respective addresses and taxpayer identification numbers, the number of shares of Company Capital Stock held by such Company Stockholder (including whether such shares are Company Common Stock, Company Series A Stock or Company Series B Stock, the respective certificate numbers, whether such shares constitute Company Restricted Stock (including, for each certificate, the number of shares that are vested as of the Closing), the date of acquisition of such shares, the aggregate dollar value of the cash to be issued to each Company Stockholder upon the Effective Time and pursuant to the Cash Bonus Retention Plan, the aggregated dollar value of the Escrow Cash to be deposited into the Escrow Fund on behalf of each Company Stockholder and such other information relevant thereto or which Parent or the Exchange Agent may reasonably request, and (ii) all holders of Company Options and Company Warrants and their respective addresses, the number of shares of Company Capital Stock underlying each such Company Option or Company Warrant, the grant dates of such Company Options and Company Warrants and the vesting arrangement with respect to such Company Options and Company Warrants and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet to Parent three (3) business days prior to the Closing Date.

     5.14 No Liability for New Employees.

     The parties hereto agree that neither Parent nor Merger Sub shall have any liability for any employees hired by the Company after the date hereof in the event the Merger is not consummated.

     5.15 Company Warrants.

     Within two (2) business days after the date of this Agreement, the Company shall deliver notice to the holders of the Company Warrants, which notice shall be in compliance with the terms of such Company Warrants, that the Company Warrants will be cancelled or terminated prior to the Closing. Any materials to be submitted to the holders of Company Warrants in connection with the notice required under this Section 5.18 shall be subject to review and approval by Parent.

     5.16 Certificate Amendment.

     As soon as practicable, the Company shall file the Certificate Amendment with the Secretary of State of the State of Delaware and amend its Certificate of Incorporation as set forth therein.

     5.17 Employee Releases.

     The Company shall use all reasonable efforts to obtain a signed release of claims, in the form attached hereto as Exhibit F (the “Release of Claims”), from each employee of the Company who, after the Effective Time, shall either remain an employee of Company or become an employee of Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger.

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Stockholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of the Company by the Sufficient Stockholder Vote in accordance with Delaware Law and the Company’s Certificate of Incorporation and Bylaws and such approval shall not have been revoked or rescinded.

          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing or delaying or rendering illegal the consummation of the Merger or any of the transactions contemplated hereby shall be in effect.

     6.2 Additional Conditions to Obligations of the Company.

     The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and all other documents delivered pursuant hereto to which they are parties shall have been true and correct when made and true and correct on and as of the Closing Date except for (i) representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (ii) inaccuracies which, individually or in the aggregate, would not materially and adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement (assuming that each representation or warranty qualified by materiality or Material Adverse Effect was not so qualified).

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub.

     The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and all other documents delivered pursuant hereto to which it is a party shall have been true and correct when made and true and correct on and as of the Closing Date except for (i) representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (ii) inaccuracies which, individually or in the aggregate, would not be material to the Company or materially affect the ability of the parties to consummate the transactions contemplated by this Agreement (assuming that each representation or warranty qualified by materiality or Material Adverse Effect was not so qualified). Parent shall have received a certificate with respect to each of the foregoing signed on behalf of the Company by the chief executive officer and chief financial officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the chief executive officer and chief financial officer of the Company.

          (c) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit G.

          (d) Appraisal Rights. Company Stockholders holding at least 91% of the shares of Company Capital Stock outstanding as of immediately prior to the Effective Time (calculated on an as-converted-to-Company Common Stock basis) shall have approved and adopted this Agreement, the Merger and the transactions contemplated hereby.

          (e) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any circumstance, event or occurrence that, individually, or in the aggregate, has resulted, or is reasonably likely to result, in a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the chief executive officer and chief financial officer of the Company.

          (f) Secretary’s Certificate. The Company shall have delivered to Parent a copy of (i) the text of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, (ii) the text of the resolutions adopted by the stockholders of the Company approving and adopting the Merger, this Agreement and the transactions contemplated hereby and (iii) the Certificate of Incorporation and Bylaws of the Company, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Parent that (x) such copies are true, correct and complete copies of such resolutions, Certificate of Incorporation and Bylaws, respectively, and that such resolutions, Certificate of Incorporation and Bylaws were duly adopted and have not been amended or rescinded and (y) that the Company Stockholders constituting the Sufficient Stockholder Vote have approved and adopted the Merger, this Agreement and the transactions contemplated hereby.

          (g) Noncompetition Agreements. Each of the individuals identified on Schedule 6.3(g) hereof shall have delivered to Parent an executed Noncompetition Agreement, which shall be in full force and effect.

          (h) Resignations. All directors and officers of the Company shall have tendered written resignations from their positions as directors and officers of the Company effective as of the Effective Time, and Parent shall have received copies of all such written resignations.

          (i) Spreadsheet. The Company shall have delivered at least three (3) business days prior to the Closing Date to Parent and the Exchange Agent the Spreadsheet, which shall have been certified as true, correct and complete by the chief executive officer and chief financial officer of the Company.

          (j) Governmental Approval. Approvals from any court, administrative agency, commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.

          (k) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or Threatened, against the Company, its properties or any of its officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or the Related Agreements.

          (l) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware and a Certificate of Foreign Qualification relating to the Company issued by the Secretary of the Commonwealth of Massachusetts, in each case which is dated within three (3) days prior to Closing with respect to the Company.

          (m) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

          (n) Section 280G Stockholder Approval. With respect to any Potential 280G Benefits, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Potential 280G Benefits or (ii) shall have voted upon and disapproved such Potential 280G Benefits, and, as a consequence, such Potential 280G Benefits shall not be paid or provided for in any manner, and Parent shall not have any liabilities with respect to such Potential 280G Benefits.

          (o) Termination of Warrants. Parent shall have received evidence reasonably satisfactory to it that all outstanding Company Warrants have been exercised or terminated.

          (p) Certificate Amendment. The Secretary of State of the State of Delaware shall have declared the Certificate Amendment to be effective and the Company shall have delivered to Parent a copy of the Certificate Amendment, duly stamped as received and filed by the Secretary of State of the State of Delaware.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

     7.1 Survival of Representations and Warranties.

     All of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Disclosure Letter) shall survive the Merger and continue until 5:00 p.m., California time, on the first anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Section 2.2, the first four sentences of Section 2.4, 2.11, 2.18 and Section 2.26 shall survive the Merger and continue until 5:00 p.m., California time, on the third anniversary of the Closing Date (the “Expiration Date”). All of Parent’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire at the Closing.

     7.2 Escrow Arrangements

          (a) Indemnification. Subject to the limitations and qualifications in this Article VII, the Company Stockholders shall indemnify and hold Parent and its officers, directors, employees, advisors, representatives and affiliates, including the Surviving Corporation after the Effective Time (“Parent Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, diminutions in value, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense, (hereinafter individually a “Loss” and collectively “Losses”) incurred, sustained or accrued by any Parent Indemnified Party, directly or indirectly, as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or in any certificate, instrument or other document delivered by the Company pursuant to the terms of this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained herein or any certificate, instrument or other document delivered by the Company pursuant to the terms of this Agreement or (iii) any Dissenting Share Payments. In determining whether a breach of any representation, warranty or covenant has occurred, any materiality (including Material Adverse Effect) or Knowledge standard contained in a representation, warranty or covenant shall be taken into account; provided however, that in determining the amount of any Losses attributable to a breach, any materiality (including Material Adverse Effect) or Knowledge standard contained in a representation, warranty or covenant shall be disregarded.

     Notwithstanding any provision of this Agreement to the contrary, after the Effective Time no Parent Indemnified Party shall be entitled to indemnification pursuant to clause (i) of the preceding paragraph unless and until one or more Officer’s Certificates (as defined in Section 7.2(e) below) identifying Losses in the aggregate in excess of $425,000 (the “Threshold”) has or have been delivered by Parent to the Escrow Agent as provided in Section 7.2(e) hereof, in which case, such Parent Indemnified Party shall be entitled to recover all Losses so identified in excess of the amount of the Threshold. The provisions of the preceding sentence shall not apply to any claim with respect to (i) clauses (ii) and (iii) of the preceding paragraph, (ii) the representations and warranties set forth in Sections 2.2 or 2.26 hereof or (iii) fraud or intentional breach of any representation, warranty or covenant (“Unrestricted Damages”) which Unrestricted Damages shall be recoverable in their entirety regardless of amount. Nothing herein shall limit the liability of Parent or the Company for any breach of any representation, warranty or covenant if the Merger does not close. The Company Stockholders shall not have any right of contribution from the Company, the Surviving Corporation or Parent with respect to any Loss pursuant to this Article VII, including under any provision of the Certificate of Incorporation or Bylaws of the Company or the Surviving Corporation or any indemnification or similar agreement.

          (b) Escrow Fund.

               (i) At the Effective Time, the Company Stockholders will be deemed to have received and deposited with the Escrow Agent the Escrow Cash without any act of any Company Stockholder. As soon as practicable after the Effective Time, without any act of any Company Stockholder, Parent will deposit the Escrow Cash with U.S. Bank, National Association (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(h) below)), as Escrow Agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and at Parent’s cost and expense. The Escrow Fund shall be available to compensate any Parent Indemnified Party for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the consideration payable in the Merger. The Escrow Agent may execute this Agreement following the date hereof, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

               (ii) The Payment of any Escrow Cash in satisfaction of any indemnification obligations under this Article VII shall be made, with respect to any Company Stockholder that holds Company Restricted Stock, first with Vested Cash and then, if such cash is insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, such payment shall be made with Unvested Cash.

          (c) Escrow Periods; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the first business day occurring on or after the thirtieth (30th) day after the Expiration Date (the “Escrow Period”). Notwithstanding the foregoing, the Escrow Period shall not terminate with respect to such amount (or any portion thereof) that is necessary in the reasonable judgment of Parent to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of the Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as any such pending claim has been resolved, the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Escrow Fund to the extent not required to satisfy any remaining pending claims. In addition, promptly after 5:00 p.m., California time, on the first business day occurring on or after the thirtieth (30th) day after the first anniversary of the Closing Date, Parent shall instruct the Escrow Agent to deliver to the Company Stockholders an amount of the Escrow Fund, if any, equal to one million sixty-two thousand five hundred dollars ($1,062,500) minus any amount that is necessary in the reasonable judgment of Parent to satisfy any unsatisfied claims concerning facts and circumstances existing on or prior to the first anniversary of the Closing Date. Deliveries of the amounts out of the Escrow Fund to the Company Stockholders pursuant to this Section 7.2(c) shall be made in proportion to such Company Stockholders’ respective original contributions to the Escrow Fund as determined pursuant to Section 1.8(b).

          (d) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. The Escrow Cash shall be invested in U.S. Treasury bills with maturities of not more than 30 days and any interest paid on such Escrow Cash shall be added to the Escrow Fund and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Cash shall be invested in a business money market account of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Escrow Cash shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. For tax reporting and withholding purposes, each Company Stockholder shall be treated as having received and contributed to the Escrow Fund income earned on such Company’s Stockholder’s pro rata portion of the Escrow Fund, and shall be liable and responsible for any Taxes due with respect to such income.

          (e) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (i) stating that Parent has paid, incurred or accrued or reasonably anticipates that it will have to pay, incur or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, an amount equal to such Losses.

          (f) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent (as defined in Section 7.2(h)) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any portion of the Escrow Fund pursuant to Section 7.2(e) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall deliver cash from the Escrow Fund in accordance with Section 7.2(e) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (g) Resolution of Conflicts. In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof. If the Securityholder Agent and Parent are, after such good faith attempt to agree, unable to agree, either the Securityholder Agent or Parent may seek resolution in accordance with Section 9.7 hereof.

          (h) Securityholder Agent; Power of Attorney.

               (i) If the Merger, this Agreement and the transactions contemplated hereby are approved and adopted by the Company Stockholders, effective upon such approval and adoption, and without further act of any Company Stockholder, Allan Thygesen shall be appointed as agent and attorney-in-fact (the “Securityholder Agent”) for each Company Stockholder (except such stockholders, if any, as shall have perfected their appraisal or dissenters’ rights under Delaware Law), for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize payments to any Parent Indemnified Parties from the Escrow Fund in satisfaction of claims by any Parent Indemnified Parties, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with Orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Company Stockholders.

               (ii) The Securityholder Agent shall not be liable to any Company Stockholder for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders on whose behalf the Escrow Shares were contributed to the Escrow Fund shall jointly and severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

          (i) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent (including an amendment, extension or waiver of this agreement pursuant to Section 8.3 or Section 8.4 hereof) shall constitute a decision of all the Company Stockholders for whom a portion of the Escrow Shares otherwise issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

          (j) Third-Party Claims. If Parent receives notice of a third-party claim that Parent believes may result in a demand for monetary damages against the Escrow Fund, Parent shall notify the Securityholder Agent in writing of such claim (but the failure to notify the Securityholder Agent shall not relieve the indemnifying party of its obligations hereunder), and the Securityholder Agent shall be entitled on behalf of the Stockholders, at their expense, to participate in, but not to determine or conduct, the defense of such third-

party claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. If the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to and in the amount of such settlement. If there is a third-party claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.

          (k) Escrow Agent’s Duties.

               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

               (ii) The Escrow Agent is hereby expressly authorized to comply with and obey Orders of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such Order of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the amounts in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal Proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the amounts in the Escrow Fund, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Company Stockholders on the basis of their respective contributions to the Escrow Fund; provided, however, that in the event any Company Stockholder fails to timely pay his or her portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Company Stockholder’s portion of the Agent Interpleader Expenses and recover an equal amount (which amount shall not be objected to by the Securityholder Agent) from such Company Stockholder’s portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

               (vii) The parties and their respective successors and assigns agree to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”), as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Company Stockholders on the basis of the Company Stockholders’ respective contributions to the Escrow Fund; provided, however, that in the event any Company Stockholder fails to timely pay his or her portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Company Stockholder ’s portion of the Agent Indemnification Expenses and recover an equal amount (which amount shall not be objected to by the Securityholder Agent) from such Company Stockholder’s portion of the Escrow Fund; provided, further, that nothing contained in this clause (vii) shall affect the obligations of the parties as between themselves under Section 7.2(l).

               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Securityholder Agent shall use their Commercially Reasonable Efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as Escrow Agent. The predecessor escrow agent shall thereupon be discharged from any further duties and liability under this Agreement.

          (l) Fees. Except as otherwise expressly provided herein, all fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. If the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

     7.3 Exclusive Remedy.

     Except as provided in the following sentence, following the Effective Time, resort to the Escrow Fund shall be the exclusive right and remedy of Parent against the Company Stockholders for breaches of the representations, warranties, covenants and agreements of the Company contained herein. Notwithstanding the foregoing, the existence of this Article VII and the rights and restrictions set forth herein do not limit: (a) any other potential remedies of Parent with respect to (i) any breach of the representations or warranties contained in Sections 2.2 or 2.4 of this Agreement, (ii) the failure of the Spreadsheet to be complete and correct or (iii) fraud or any intentional breach by the Company or its officers or directors of the representations, warranties or covenants of the Company contained in this Agreement, the Related Agreements or any certificate or other instrument delivered pursuant to this Agreement; or (b) any equitable remedies that may be available to Parent. Any liability for money damages of any Company Stockholder that is not satisfied by payment from the Escrow Fund shall be several and not joint, provided that the individual liability of any particular Company Stockholder may be based entirely or in part upon such Company Stockholder’s participation or involvement in any fraud or intentional breach.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination.

     Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (California time) on the date that is 120 days following the date hereof (the “End Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been a cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of all or any portion of the business or assets of the Company; or

(ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which breach has a Material Adverse Effect on the Company, or if any representation or warrant of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach, or as of the time such representation or warranty shall have become provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company within thirty (30) days through the exercise of its Commercially Reasonable Efforts, then for so long as the Company continues to exercise such Commercially Reasonable Efforts, Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement);

          (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement which breach has a material adverse effect on Parent’s ability to deliver the cash payable to the Company Stockholders pursuant to the terms of this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent within thirty (30) days through the exercise of its Commercially Reasonable Efforts, then for so long as Parent continues to exercise such Commercially Reasonable Efforts, the Company may not terminate this agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement).

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the board of directors (as applicable) of the party taking such action.

     8.2 Effect of Termination.

     If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that the provisions of Sections 5.4 and 5.5 and Articles VIII and IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment.

     Agreement may be amended at any time prior to the Effective Time by the parties hereto by execution of an instrument in writing signed on behalf of each of the parties hereto and at any time after the Effective Time by Parent and the Securityholder Agent.

     8.4 Extension; Waiver.

     At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed (i) delivered by commercial messenger or courier service to the following address and a representative of the receiving party signs for same, (ii) mailed by registered or certified mail (return receipt requested and received), or (iii) sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that such notices of change of address shall only be effective upon receipt); provided, however, that notices sent by mail will not be deemed given until received:

          (a) if to Parent or Merger Sub, to:

Cypress Semiconductor Corporation
Attention: Chief Financial Officer; Director of Legal
3901 North First Street
San Jose, CA 95134-1599
Telephone No.: (408) 943-2600
Facsimile No.: (408) 456-1821

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Matthew W. Sonsini
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

          (b) if to the Company, to:

SMaL Camera Technologies, Inc.
10 Wilson Road
Cambridge, MA 02138
Attention: Chief Executive Officer
Telephone No.: (617) 661-7600
Facsimile No.: (617) 661-7601

with a copy to:
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attention: Edwin L. Miller, Jr.
Telephone No.: (617) 338-2800
Facsimile No.: (617) 338-2880

          (c) if to the Securityholder Agent:

Allan Thygesen
The Carlyle Group
600 Montgomery Street
San Francisco, CA 94111
Telephone No.: (415) 678-3500
Facsimile No.: (415) 678-3510

          (d) if to the Escrow Agent:

U.S. Bank, National Association
Escrow Services
One California Street, Suite 2550
San Francisco, CA 94111
Attention: Sheila Soares
Telephone No.: (415) 273-4532
Facsimile No.: (415) 273-4591

     9.2 Interpretation

          (a) As used herein:

               (i) the term “Best Efforts” shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, and the term “Commercially Reasonable Efforts” shall mean Best Efforts, provided, however, that the person subject to the obligation to take such efforts is not required to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the transactions contemplated hereby.

               (ii) the term “Contract” shall mean any agreement, contract, license, obligation, commitment, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding.

               (iii) the terms “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

               (iv) “Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

                    (1) such individual is actually aware of such fact or other matter; or

                    (2) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

     An entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as of the date hereof as a director or officer of such entity (or in any similar capacity, including, in the case of the Company, without limitation, any of Maurizio Arienzo, Keith Fife, John Gavin, Hae-Seung Lee, Ichiro Masaki, Rich Hollingsworth and Charles Sodini) has, or at any time had, Knowledge of such fact or other matter.

               (v) the term “Law” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative statute, regulation, order, rule, directive, ordinance, constitution, principle of common law or treaty.

               (vi) the term “Liability” or “Liabilities” shall mean any liability, indebtedness, obligation, fee, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other of a nature whether or not required to be reflected in financial statements in accordance with GAAP.

               (vii) the term “Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of the specified entity and its subsidiaries, taken as a whole.

               (viii) the term “Order” shall mean any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator.

               (ix) the term “Ordinary Course of Business” shall refer, with respect to the entity in question, to actions that:

                    (1) are taken in the ordinary course of the normal day-to-day operations of the entity;

                    (2) are consistent with past operations and past practices;

                    (3) do not require authorization by the board of directors of such entity; and

                    (4) are similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any group or persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other entities that are in the same line of business as the entity in question.

               (x) the term “Permit” shall include any permit, approval, clearance, consent, concession, franchise or license.

               (xi) the term “Proceeding” shall mean any action, claim, dispute, arbitration, audit, hearing, investigation, litigation, suit, writ (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

               (xii) the term “Related Agreements” shall mean the Noncompetition Agreements, the Certificate of Merger and all other agreements and certificates entered into by the Company and/or its employees or stockholders in connection with the transactions contemplated herein.

               (xiii) the term “Threatened” shall mean, with respect to any Proceeding or other matter, the fact that any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or that any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

          (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 Counterparts.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment.

     This Agreement, the Schedules and Exhibits hereto, the Company Disclosure Letter, the Nondisclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of Law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.5 Severability.

     If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies.

     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law; Jurisdiction, Venue and Process.

     This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any state or federal court within the State of California in connection with any matter based upon or arising out of this Agreement or the matters or agreements contemplated herein, and each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, such venue and such process.

     9.8 Rules of Construction.

     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

EXECUTION COPY

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent (with respect to Articles VII and IX only) and the Securityholder Agent (with respect to Articles VII and IX only) have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION	SMaL CAMERA TECHNOLOGIES, INC.

By:	By:

Name:	Name:

Title:	Title:

SECURITYHOLDER AGENT:	SUMMER ACQUISITION CORPORATION

By:

Allan Thygesen	Name:

Title:

ESCROW AGENT:

U.S. BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

***MERGER AGREEMENT***